CONSULTING AGREEMENT
                                     BETWEEN
                                 TERRIE G. SPIRO
                                       and
                  THE HERITAGE BANK and HERITAGE BANCORP, INC.
This Consulting Agreement (hereinafter the "Agreement") is made this 3rd day of May, 1999 by TERRIE G. SPIRO, residing at 105 Follin Lane S.E., Vienna, Virginia 22180 (hereinafter "Consultant") and THE HERITAGE BANK, with its principal offices located at 1313 Dolley Madison Boulevard, McLean, Virginia 22101, a Virginia corporation (hereinafter the "Bank"), and HERITAGE BANCORP, INC. (the "Company"). WHEREAS, Consultant has experience in administration and marketing in connection with banks and financial institutions; and

     WHEREAS, the Bank and Company desire to hire Consultant as an independent consultant; and

     WHEREAS, Consultant is willing to act as a consultant to the Bank and Company in accordance with the following terms, conditions and provisions:

                              W I T N E S S E T H :

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Consulting Services. Effective as of the date hereof, the Bank and Company retain Consultant to render, and Consultant agrees to render, to the Bank and Company, Services (hereinafter the "Services"), as an independent consultant in an advisory capacity for and relating to the operation and promotion of the Bank and Company's business, upon the reasonable request from time to time, and pursuant to the direction of the Board of Directors of the Bank and Company, or their designees.

2. Place of Work. Consultant shall use all of her best efforts and shall render the Services at such time or times and such place or places as are mutually agreeable to the parties hereto.

3. Term of Agreement. This Agreement shall be effective as of the date and year first above written (hereinafter the "Commencement Date") and shall terminate September 30, 1999, unless terminated earlier upon the mutual agreement of the parties.

4. Fees. The Bank shall pay Consultant a fee of Ten Thousand Dollars ($10,000.00) per month, in twice-monthly payments during the Term, on the 15th and 30th day of each month. Consultant's right to receipt of fees hereunder is fully vested and shall be payable whether the Bank or Company require any services to be performed under the provisions of paragraph 1 hereof.

The Consultant shall also participate in all retirement, welfare, life and health insurance, and other benefit plans to include vacation accrual or programs of the Bank to the extent allowable for a Consultant under the Bank's plans, with the exception of any stock option plans, now or hereafter applicable to those classes of employees which include senior executives of the Bank;
provided (i) that during any period during the Term that the Consultant is subject to a disability, meaning the inability of Consultant due to illness, accident, or any other physical or mental incapacity to fulfill her obligations hereunder for a period of ninety (90) consecutive days during the terms hereof, the amount of Consultant's compensation under Section 4 hereof shall be reduced by the sum of the amounts, if any, paid to the Consultant for the same period under any disability benefit or pension plan of the Bank or the Company.

5. Expense Allowance. Consultant shall be provided an expense allowance of One Thousand Two Hundred Fifty & 00/100 Dollars ($1,250.00) per month to cover her expenses in promoting the business of the Bank and Company during the term of the Consulting Agreement.

6. Confidential Nature of Services. Consultant will not, during or after the Term, divulge to anyone other than the Board of Directors of the Bank or Company, or their designees, except as necessary in the performance of the Services, or make any use of, any information or knowledge relating to the Services and/or the Bank or Company which shall have been obtained by Consultant during the term of this Agreement and which shall not be generally known or recognized as standard practice to anyone in the Bank or Company's businesses.

7. Reports of Work. Consultant shall submit reports to the Board of Directors of the Bank and Company, upon their reasonable request therefor, of all Services performed by Consultant and the results or findings thereof. Consultant shall from time to time at the Bank or Company's request, and in all events upon the expiration of the Term, deliver to the Bank or Company all working papers and other documents and materials that have been prepared or developed by Consultant or made available to Consultant in connection with the Services.

8. Nature of Relationship. It is understood that in performing the Services Consultant is acting as an independent Consultant and contractor and not as an employee, agent or representative of the Bank or Company, and as such will be responsible for reporting and paying any federal and state taxes owing on the Fees paid. Consultant shall not take any action, unless expressly authorized in writing by the Board of Directors of the Bank or Company, as an agent of the Bank or Company or enter into any agreements or incur any obligations on the Bank or Company's behalf or commit it in any manner whatsoever.

9. Amendment. No modification, amendment, addition to, or termination of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by both parties.

10. Notices. All notices under this Agreement shall be in writing and shall be served by personal service, or registered or certified mail, return receipt requested.
Notice by mail shall be addressed to each party as follows:

                            To Bank: The Heritage Bank
                                     Attn: Board of Directors
                                     1313 Dolley Madison Boulevard
                                     McLean, Virginia 22101

                             To Company:  Heritage Bancorp, Inc.
                                          Attn: Harold E. Lieding, Chairman
                                          1313 Dolley Madison Boulevard
                                          McLean, VA 22101

                              To Consultant:  Terrie G Spiro
                                              105 Follin Lane S.E.
                                              Vienna, Virginia 22180

 .
11. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia. 12. Severability. In the event that any portions, articles, or sections of this Agreement are rendered invalid by the decision of any court or by the enactment of any law, ordinance or regulation, such portion(s), article(s) or section(s) of this Agreement will be deemed to have never been included herein and the balance of this Agreement shall continue in effect in accordance with it terms.

13. Entire Agreement. This document contains the entire Agreement between the parties with respect to the performance by Consultant of consulting duties on behalf of the Company.

WITNESS the following signatures as of the day and year first above written.

CONSULTANT:
-------------------------
Date 5/3/99
Terrie G. Spiro


BANK:

THE HERITAGE BANK
---------------------
By:  Harold E. Lieding
    George P. Shafran
Date 5/3/99


COMPANY:

HERITAGE BANCORP, INC.
---------------------
By: Harold E. Lieding
    George P. Shafran
Date 5/3/99

                                    AGREEMENT

    THIS AGREEMENT entered into this _3rd___ day of May, 1999 by and between THE HERITAGE BANK, HERITAGE BANCORP, INC. and TERRIE G. SPIRO.
     WHEREAS, the parties have agreed on all terms of a proposed Employment Agreement in accordance with attached Exhibit A; and
     WHEREAS, the parties intend to execute such Employment Agreement provided Ms. Spiro successfully removes any covenants not to compete or other restrictions which would inhibit her from executing and performing the Employment Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency which is expressly acknowledged, the parties hereto agree as follows:

1. It is expressly agreed and understood that the Employment Agreement attached hereto as Exhibit A shall be executed by all parties within three days of the time that Terrie G. Spiro is relieved of any and all covenants not to compete, or any other restraints inhibiting her ability to execute and perform the Employment Agreement.

2. Terrie G. Spiro agrees to promptly notify The Heritage Bank of her ability to execute and perform the Employment Agreement and will provide The Heritage Bank with written evidence of the removal or expiration of such impediments upon her receipt thereof.

3. In the event Terrie G. Spiro is not in a position to legally able to execute and perform the Employment Agreement in accordance with paragraph 1 above, within 160 days of the date of this Agreement, then at the sole option of either Heritage Bank or Heritage Bancorp, Inc., this Agreement may be declared null and void , at which time neither party will have any liability or obligation under this Agreement or the Employment Agreement.

4. The parties agree that their Agreement of March 26___, 1999 is hereby null and void and superceded by this Agreement.


WITNESS THE FOLLOWING SIGNATURES AND SEALS.




THE HERITAGE BANK
---------
By: Harold E. Lieding
   George P. Shafran [SEAL]
Date 5/3/99

HERITAGE BANCORP, INC.
---------
By: Harold E. Lieding
   George P. Shafran [SEAL]
Date 5/3/99


____________________[SEAL]
Date 5/3/99
Terrie G. Spiro

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between HERITAGE BANK (the "Bank"), HERITAGE BANCORP, INC. (the "Company") and TERRIE G.
SPIRO (the "Executive") this        day of October, 1999.

                              W I T N E S S E T H :

     WHEREAS, the Bank and the Company wish to employ the Executive as President, Chief Executive Officer and to elect her to their respective Boards of Directors; and

     WHEREAS, the Board of Directors of the Bank (the "Bank Board") and the Board of Directors of the Company (the "Company Board") desire to provide for the employment of the Executive and to establish terms and conditions of the Executive's employment which the Bank Board and the Company Board have determined will encourage the dedication of the Executive to the Bank and the Company and will promote the best interests of the Bank, the Company and its stockholders.


     WHEREAS, the Executive is willing to be employed by the Bank and the Company on the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, the recitals set forth above, which are hereby incorporated by reference herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Employment.
  The Bank and the Company shall employ the Executive, and the Executive shall serve the Bank and the Company, as President and Chief Executive Officer ("CEO") upon the terms and conditions set forth herein. The Executive shall be elected to the Bank Board and to the Company Board and shall serve on all appropriate committees thereof as designated by the respective Boards. Should Executive's employment hereunder terminate for any reason whatsoever, she will immediately resign from such Board of Directors. The Executive shall have such authority and responsibilities consistent with her position and which may be set forth in the Bank's or the Company's Bylaws or assigned by the Bank Board or the Company Board from time to time. The Executive shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder, except during periods of illness or periods of vacation and leaves of absence, consistent with Bank and/or Company policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing her personal investments, provided that such activities do not materially interfere with the performance of her duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Bank and the Company.

2.  Term.
Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall be for an initial term (the "Initial Term") of three (3) years, commencing as of October , 1999 and terminating on October , 2002;
provided, however, this Agreement shall be automatically renewed after the Initial Term for additional terms of two (2) years ("Renewal Terms") unless either party gives the other written notice of non-renewal not later than six
(6) months prior to the expiration of the Initial Term or any Renewal Term.

3.  Compensation and Benefits.

    3.1 Base Compensation. The Bank shall pay the Executive a base annual salary ("Base Compensation") at a rate of One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) per annum commencing October , 1999, in accordance with the salary payment practices of the Bank. The Bank Board (upon recommendation of its Compensation Committee) shall review the Executive's Base Compensation at least annually commencing for calendar year 2002 and each year thereafter and may increase (but shall not decrease) the Executive's Base Compensation if it determines in its sole discretion that an increase is appropriate. In making such determination, the Bank Board shall review peer group CEO compensation, and such other factors as the parties may agree upon; provided however, Base Compensation shall be increased by at least the Consumer Price Index. As used herein, the Term "Consumer Price Index" shall mean the "United States Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners and Clerical Workers" all items, Washington, D.C. standard Metropolitan Statistical Area Average (1982-1984 = 100.00) CPI-W, and any revisions of or substitutes for that Index. No additional compensation shall be paid to the Executive for her employment by the Company except as set forth herein.


    3.2 Short Term Performance Bonus. Provided the Bank achieves appropriate regulatory ratings for safety and soundness, and based upon the performance of the Bank in relation to targets for annual net profit after provision for federal and state income taxes as set forth in the Bank's year-end Call report opposite the caption "Net Income" on line 12 and excluding (i) tax loss carryforward benefits and (ii) all other real estate properties owned as the result of foreclosure or conveyance in lieu of foreclosure held by the Bank or Company at the time this Agreement is executed regardless of the disposition dates of such properties ("Profits") and asset growth established by the Bank Board annually, in consultation with the Executive, the Executive shall be entitled to receive a short term performance bonus ("Short Term Performance Bonus"), in cash, as a percentage of Base Compensation, payable within thirty
(30) days after the completion of the year-end financial statements. The Short Term Performance Bonus shall be pro-rated for the portion of the year Executive is employed for any year in which Executive is not employed through the last day of such year. The 1999 targets for Profits and asset growth are set forth below and shall be applied to the entire 1999 calendar year as though the Executive had been employed for the entirety of such year. These targets shall be reviewed and adjusted annually by the Bank Board in consultation with the Executive following receipt of the year-end financial statement. Profit growth and asset growth shall each carry a fifty percent (50%) weighted value and a percentage of salary payout prorated on the basis of the percentage of performance level based upon a Profit achieved of Six Hundred Thousand and No/100 Dollars ($600,000.00) as a 1999 base performance goal of (100%), and an asset growth base of Sixty-Seven Million and No/100 Dollars ($67,000,000.00) as the 1999 asset growth goal. The 1999 Short Term Bonus shall be computed as follows

Performance     Achieved Payout      Profit Achieved     Asset Growth Achieved

   90%                10%              $540,000.00           $60,300,000.00
  100%                15%               600,000.00            67,000,000.00
  110%                20%               660,000.00            73,700,000.00
  125%                30%               750,000.00            83,750,000.00
  140%                40%               840,000.00            93,800,000.00
  155%                50%               930,000.00           103,850,000.00
  170%                60%             1,020,000.00           112,500,000.00


For each one and one-half percent (1 1/2%) of Performance Achieved above one hundred seventy percent (170%), Payout shall be increased by one percent (1%).

For example, if Base Compensation for a given year is One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) and the Executive's performance level is one hundred percent (100%) of asset growth achieved and one hundred ten percent (110%) of Profit achieved, the Short Term Performance Bonus would be Twenty-One Thousand and No/100 Dollars ($21,000.00) calculated as follows:

              Target Base     Compensation     Weight     Payout     Bonus
              -----------     ------------     ------     ------     -----

              Asset Growth    $120,000.00 X     .5 X       15%=    $ 9,000.00

              Earnings         120,000.00 X     .5 X       20%=     12,000.00
                                                                    ---------
                     Total Bonus                                   $21,000.00

     3.3 Long Term Performance Bonus - Stock Options. Provided the Bank achieves appropriate regulatory ratings for safety and soundness, and based upon the performance of the Bank in relation to targets for earnings and asset growth established by the Bank Board, annually, in consultation with the Executive, the Executive shall be entitled to receive long term performance bonus of stock options ("Long Term Performance Bonus"), for a dollar amount of shares calculated as a percentage of Base Compensation, to be awarded within thirty
(30) days after the completion of the year-end financial statements. The Long Term Performance Bonus shall be prorated for the portion of the year that the Executive is employed for any year in which the Executive is not employed through the last day of such year. The 1999 targets for Profit and asset growth are set forth below and shall be applied to the entire 1999 calendar year as though the Executive had been employed for the entirety of such year. These targets shall be reviewed and adjusted annually by the Bank Board in consultation with the Executive following receipt of the year-end financial statements. Profit growth and asset growth shall each carry a fifty percent (50%) weighted value and the payout being prorated on the basis of the percentage of performance level achieved as set forth in Paragraph 3.2. The 1999 Long Term Bonus shall be computed as follows:

                     Performance Level Payout Percentage

                 90%                                      25%
                100%                                      50%
                110%                                      75%
                125%                                     100%
                140%                                     125%
                155%                                     150%
               170%                                     175%

For each one and one-half percent (1 1/2%) of increase in performance level above one hundred seventy percent (170%), the Payout Percentage shall increase two and one-half percent (2 1/2%).

Such stock  options  shall  constitute  incentive  stock  options  defined under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be issued under the Employee Incentive Stock Option Plan, as amended, or any successor stock option plan or plans (the "Plan"), at an exercise price equal to the fair market value of the underlying shares of the issuance date, under terms and conditions substantially in the form of the Stock Option Grant Agreement attached hereto as Exhibit "A".

For example, if Base Compensation for a year is One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) and at the time of the award the price of the shares of common stock is Five and No/100 Dollars ($5.00) per share, and the Executive's performance level was one hundred percent (100%) of asset growth and one hundred ten percent (110%) of Profit growth, the Long Term Performance Bonus would be an award of the option to purchase Fifteen Thousand (15,000) shares at Five and No/100 Dollars ($5.00) per share, calculated as follows:
                                             Payout
  Target        Base Compensation     Percentage      Weight       Bonus
  ------        -----------------     ----------      ------       -----

Asset Growth      $120,000.00 X        .50  X          .5  =     $30,000.00
Earnings           120,000.00 X        .75  X          .5  =      45,000.00
                                                                  ---------
Total                                                            $75,000.00

Total: $75,000.00 / $5.00 per share = 15,000 option shares


    3.4 Grant of Option Upon Execution. Upon execution of this Agreement, the Company shall grant to the Executive an option ("Execution Option") to purchase five thousand (5,000) shares of stock of the Company at an exercise price of fair market value as of the date of execution. The Execution Option shall vest immediately as to one hundred percent (100%) of the shares subject to such Option. Such stock option shall constitute an incentive stock option under Code
Section 422, if the exercise price equals or exceeds the fair market value of the underlying shares at the issuance date, and shall be issued under the Plan, as amended as of the issuance date, under the terms and conditions contained in the stock Heritage Bank Employee Incentive Stock Option attached hereto as Exhibit "A", which shall be executed by the Company and the Executive as of the date of the execution of this Agreement

Executive shall also receive a signing bonus equal to eight thousand times the increase in the per share fair market value of Company common stock from May 3, 1999 to October 1, 1999. For example, if in the time period between May 3, 1999 and October 1, 1999 the per share market value increased ten cents, Executive's bonus would be $800.00.

     3.5 Grant of Option Vesting. Upon the execution of this Agreement, the Company shall grant to the Executive an additional option ("Anniversary Option") to purchase three thousand (3,000) shares of stock of the Company at an exercise price of fair market value as of the date of the execution of this Agreement. The Anniversary Option shall vest upon such first anniversary of Executive's employment as to one hundred percent (100%) of the shares subject to such Option. Such stock option shall constitute an incentive stock option under Code
Section 422, if the exercise price equals or exceeds the fair market value of the underlying shares at the issuance date, and shall be issued under the Plan, as amended as of the issuance date, under the terms and conditions contained in the stock Heritage Bank Employee Incentive Stock Option attached hereto as Exhibit "B", which shall be executed by the Company and the Executive as of the date of the execution of this Agreement

     3.6 Bonus Targets. For the period of January 1, 1999, through December 31, 1999, the budgetary goals for earnings and asset growth in conjunction with the bonus to be paid to the Executive at the end of the fiscal year shall be the goals heretofore established by the Bank for that period and reflected in Paragraph 3.2 above. For the fiscal years commencing January 1, 2000, and thereafter, the targets to be used shall be established by the Bank Board in consultation with the Executive and shall be computed in accordance with Paragraphs 3.2 and 3.3. Such goals shall be established in the first quarter of each year and shall in all cases reflect earnings and growth goals for the full calendar year.

    3.7 Other Benefit Plans. The Executive shall participate in all retirement, welfare, life and health insurance, and other benefit plans or programs of the Bank now or hereafter applicable to the Executive or applicable generally to employees of the Bank or to a class of employees that includes senior executives of the Bank; provided (i) that during any period during the Term that the Executive is subject to a disability (as defined in Paragraph 4.1.2), the amount of the Executive's compensation provided under this Paragraph 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Bank or the Company; and
(ii) that the Executive's participation in the Plan shall be limited to the participation set forth in Paragraphs 3.4 and 3.5, unless otherwise determined by the Bank Board and/or the Company Board.

     3.8 Executive Expenses. The Bank shall provide to the Executive an annual executive expense allowance to be applied to Executive's expenses as President and CEO of the Bank and Company in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) to cover such costs as the business use of an automobile owned or leased by the Executive, country club dues of the Executive, disability insurance and other expenditures as may be reasonably appropriate for one in the Executive's position.

    3.9 Club Initiation Fee. The Bank shall reimburse the Executive for her final initiation fee for membership, in the name of Executive, in Westwood Country Club, not to exceed Six Thousand and No/100 Dollars ($6,000.00).
    .
    3.10 Expense Reimbursement. The Bank shall reimburse the Executive for travel, seminar, and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the historic practices of the Bank.

    3.11 Vacation. The Executive shall be entitled to twenty (20) working days of vacation in each year of her employment.

     4.     Termination.

     4.1 The Executive's employment under this Agreement may be terminated prior to the end of the Initial Term or any Renewal Term for any of the following:

    4.1.1  Upon the death of the Executive.

    4.1.2 By the Bank due to the disability of the Executive upon delivery of a Notice of Termination (as defined in Paragraph 4.2) to the Executive. As used herein, "Disability" shall mean the inability of the Executive, due to illness, accident, or any other physical or mental incapacity, to fulfill her obligations hereunder for a period of ninety (90) consecutive days during the term hereof.

     4.1.3 The Bank or the Company may, by written notice to the Executive, immediately terminate her employment at any time for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for "Just Cause" shall mean termination because of, in the good faith determination of the Company Board and/or the Bank Board, the Executive's personal dishonesty, breach of fiduciary duty involving personal profit, willful failure to perform stated duties, repeated refusal to carry out the written directions of the Bank Board or the Company Board, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses), final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act, on the Executive's part, shall be considered "willful" unless she has acted or failed to act with an absence of good faith and without a reasonable belief that the action or failure to act was in the best interest of the Company or the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of either the Company Board or the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive was guilty of conduct constituting Just Cause and specifying the particulars thereof in detail.

    4.1.4 By the Bank or the Company, at any time, in their sole discretion without Just Cause, upon delivery of a Notice of Termination (as defined in paragraph 4.2) to the Executive. No Notice of Termination shall be given under this paragraph unless there shall have been a majority vote of the Company Board or the Bank Board approving such action at a meeting of such Board called and held for that purpose.

     4.1.5 By the Executive for Just Cause by delivering a Notice of Termination (as hereinafter defined in paragraph 4.2) stating with particularity the reasons for the giving of the Notice of Termination. Upon receipt of the Notice of Termination under this Paragraph 4.1.5, the Bank and/or the Company shall have a thirty (30) day period within which to cure the circumstances set forth in the Notice of Termination given by the Executive. As used in this Paragraph 4.1.5, Just Cause shall mean the occurrence of any of the following events that have not been consented to in writing by the Executive in advance: (i) the requirement that the Executive move her personal residence or perform her principal executive functions, more than thirty-five (35) miles from her primary office; (ii) the assignment to the Executive of duties and responsibilities materially different from those normally associated with her position as referenced in Paragraph 1 hereof; (iii) a failure to elect or re-elect the Executive to the Bank Board or the Company Board; or (iv) a material diminution or reduction in the Executive's responsibilities or authority (including reporting responsibilities) in connection with her employment with the Bank.

     4.2 "Notice of Termination" shall mean a written notice of termination from the Bank or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. A Notice of Termination by the Bank without Just Cause shall be sufficient if it states that the termination is without Just Cause without further detail.

     4.3 "Termination Date" shall mean, in the case of the Executive's death, her date of death, or the date upon which the employment of the Executive ceases.

    4.4 If the Executive's employment with the Bank and/or the Company shall be terminated during the Term (i) by reason of the Executive's death; or (ii) by the Bank and/or the Company for Disability or Just Cause, the Bank shall pay to the Executive (or in the case of her death, the Executive's estate) within fifteen (15) days after the Termination Date a lump sum cash payment equal to all Base Compensation earned through the Termination Date. If the Termination Date occurs before Executive has received any Short Term and/or Long Term Performance Bonuses to which she is entitled for any fiscal year pursuant to the provisions of Paragraphs 3.2 and 3.3, then Executive shall also be paid the Long Term and Short Term Performance Bonuses in accordance with the provisions of Paragraphs 3.2 and 3.3 above. Vested rights of the Executive relating to such matters as her 401(k) account, ESOP account, qualified pension plan and the like shall not be affected by such termination, but shall be governed by the terms of such plans and accounts.

    4.5 If the Executive's employment with the Bank and/or the Company shall be terminated by the Bank and/or the Company without Just Cause (pursuant to paragraph 4.1.4), the Executive shall be entitled to the following:

     4.5.1 The Bank and/or the Company shall pay the Executive (i) in cash within fifteen (15) days after Termination Date an amount equal to all Base Compensation earned through the Termination Date; and (ii) in the event that the Termination Date occurs before Executive has received any Short Term and/or Long Term Performance Bonuses to which she is entitled for that fiscal year pursuant to the provisions of Paragraphs 3.2 and 3.3, then Executive shall also be paid the Long Term and Short Term Performance Bonuses in accordance with the provisions of Paragraphs 3.2 and 3.3 above.

    4.5.2 For the period (the "Continuation Period") from the Termination Date through the end of the Initial Term or Renewal Term, the Bank or the Company shall pay to the Executive in cash at the end of each regular pay period of the Bank, an amount equal to the Base Compensation to which the Executive is entitled pursuant to Paragraph 3.1 above; provided, however, in no event shall Executive be paid under this subsection for a period of less than nine (9) months.

     4.5.3 The Bank shall, at its expense, continue for the Continuation Period on behalf of the Executive and her dependents the life insurance, disability, medical, dental and hospitalization benefits provided to the Executive as of the Termination Date on the same basis as such benefits are provided to other similarly situated executives who continue in the employ of the bank during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Paragraph 4.5.3 during the Continuation Period shall be no less favorable to the Executive and her dependents and beneficiaries than the benefits available to Executive as of the Termination Date and shall provide for Executive's automobile expenses, office and phone expenses and outplacement services. The Bank's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the appropriate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.

     4.5.4 The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Paragraph 4.5.3.

     4.6 The severance pay and benefits provided for in this Paragraph 4 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Bank severance or termination plan, program, practice or arrangement, except that termination of Executive's employment by the Executive after the occurrence of a Change in Control, as hereinafter defined, shall be covered by the provisions of Paragraph 5 below and the provisions of this Paragraph 4 shall not apply.

    4.7 In the event that the Executive terminates this Agreement for Just Cause pursuant to Paragraph 4.1.5, she shall be entitled to be paid by the Bank, in cash at the end of each regular pay period of the Bank, an amount equal to the Base Compensation to which the Executive is entitled pursuant to Paragraph 3.1 above; provided, however, in no event shall Executive be paid under this subsection for a period of less than nine (9) months.

    4.8 This Agreement shall terminate immediately without further liability or obligation of the Bank or the Company to the Executive (i) if the Bank is closed or taken over by the Office of the Comptroller of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation; or
(ii) if any such supervisory authority should exercise its cease and desist powers to remove the Executive from office.

     4.9 To the extent any provision of this Agreement, with respect to the Executive's employee stock options, is inconsistent with the Heritage Bancorp Employee's Incentive Stock Option Plan, the provisions of such plan shall prevail.

    5.  Change in Control Provisions.

    5.l Definitions. For purposes of this provision, the following terms shall have the following meanings:

     5.1.1 "Base Amount" shall mean the amount of the Executive's annual Base Compensation at the rate in effect immediately prior to the Change in Control.

     5.1.2 "Bonus Amount" shall mean the most recent annual Short Term Performance Bonus paid or payable to the Executive for the full fiscal year ended prior to the fiscal year during which a Change in Control occurred.

     5.1.3 "Change in Control" as used herein shall mean any of the following events occurring after May 3, 1999:

    (A) When the Company or the Bank acquires actual knowledge that any person (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than an employee benefit plan established or maintained by the Company or the Bank, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, or record owner of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

    (B) Upon the purchase of more than fifty percent (50%) of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company or an employee benefit plan established or maintained by the Company or the Bank);

    (C) Upon the approval by the Company's stockholders of: (i) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation the definitive agreement for which provides that at least two-thirds (2/3) of the directors of the surviving or resulting corporation immediately after the transaction are to be Directors who were serving prior to the execution of such definitive agreement); or (ii) a sale or disposition of all or substantially all of the Company's assets;

    (D) If during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of either the Company or the Bank (the "Continuing Directors") cease for any reason to constitute at least a majority thereof;

    (E) Upon a sale of (i) common stock of the Bank if after such sale any person (as defined above), other than the Company or an employee benefit plan established or maintained by the Company or the Bank, owns a majority of the Bank's common stock or (ii) all or substantially all of the Bank's assets; or

    (F) Any other agreement, happening or device which has substantially the same effect on control of the Company or the Bank as any of the foregoing.

     5.2 Upon the occurrence of a Change in Control of the Bank or the Company, the Executive may voluntarily terminate her employment under this Agreement within six (6) months following a Change in Control of the Company or the Bank by giving Notice of Termination and the Executive shall thereupon be entitled to receive an amount equal to 2.99 multiplied by the Executive's Base Amount and Bonus Amount, provided, however, such payment shall be reduced to the extent necessary to eliminate the imposition of any taxes under code Sections 280G and 4999 to such payment, if the amount of such payment thereby received by the Executive on an after tax basis would be higher than the amount of such payment the Executive would otherwise receive on an after tax basis had no reduction occurred. In the event that the Executive is entitled to any payments under this Paragraph 5.2 and has already received any payments under the provisions of Paragraph 4.5, such payments already received shall be deducted from any payment due under this Paragraph 5.2. Upon an election to receive payments under this
Section 5.2, the Executive shall not be entitled to receive any payments under Paragraph 4.


     5.3 Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.


     6. Trade Secrets; Covenant Not to Compete.

     6.1 The Executive shall not, at any time, either during the Initial Term or any Renewal Term or after the Termination Date, use or disclose any Trade Secrets of the Bank, except in fulfillment of her duties as the Executive during her employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form. As used herein, "Trade Secrets" shall mean any information, pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

    6.2 Upon termination of Executive's employment hereunder, by the Bank, the Company or the Executive, for any reason, other than nonrenewal of this Agreement, for a period of six (6) months after the Termination Date (the "Non-Compete Period"), Executive agrees that she will not engage in banking activities similar to those engaged in by the Bank and the Company, within an area (the "Territory") comprised of Fairfax, Arlington, Prince William and Loudoun Counties, including the incorporated cities situated therein, and the City of Alexandria in the Commonwealth of Virginia. In the event that the Bank or the Company opens or acquires a location for its operations in any other jurisdiction, the county or the District of Columbia in which such location is opened or acquired shall be added to the Territory. During the Non-Compete Period, Executive further agrees that she will not directly or indirectly solicit or provide banking services to customers of the Bank or the Company.

     7.  Successors; Binding Agreement.

     7.1 This Agreement shall be binding upon and shall inure to the benefit of the Bank, their successors and assigns and the Company and the Bank shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

     7.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.
     .
     8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of
Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:
Heritage Bancorp, Inc.
Attention: Harold E. Lieding, Chairman
1313 Dolley Madison Blvd.
McLean, VA 22101

If to Bank:
The Heritage Bank
Attention: Board of Directors
1313 Dolley Madison Blvd.
McLean, VA 22101

If to Executive:
Terrie G. Spiro
105 Follin Lane, S.E.
Vienna, VA 22180

Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. All notices and communications shall be deemed to have been received on the date of delivery thereof.

    9. Settlement of Claims. The Company's and the Bank's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the company or the Bank may have against the Executive or others. The Company or the Bank may, however, withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     10.  Modification and Waiver.
     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, the Bank and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     11.  Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof.

    12.   Arbitration.
     Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

WITNESS OUR HANDS AND SEALS as of the day above first written.

ATTEST:
BANK:

THE HERITAGE BANK



By:
Secretary
*SEAL*



ATTEST:
COMPANY:

HERITAGE BANCORP, INC.



By:

Secretary
*SEAL*


EXECUTIVE:


                                        [SEAL]
TERRIE G. SPIRO